Exhibit 21.1

SUBSIDIARIES OF MONROE CAPITAL CORPORATION

Name	Jurisdiction
Monroe Capital Corporation SBIC, LP	Delaware
MCC SBIC GP, LLC	Delaware
MRCC Senior Loan Fund I, LLC	Delaware
MRCC Holding Company I, LLC	Delaware
MRCC Holding Company II, LLC	Delaware
MRCC Holding Company III, LLC	Delaware